EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2019, with respect to the consolidated financial statements included in the Annual Report of Histogenics Corporation on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said report in the Registration Statements of Histogenics Corporation on Forms S-3 (File No. 333-213980 and File No. 333-216741) and on Forms S-8 (File No. 333-201552, File No. 333-210075, File No. 333-212358, and File No. 333-216743, File No. 333-223673).

/s/ GRANT THORNTON LLP

Hartford, Connecticut

March 21, 2019